Exhibit 99.1

Palomar Holdings, Inc. Reports First Quarter 2023 Results

LA JOLLA, Calif. (May 3, 2023) — Palomar Holdings, Inc. (NASDAQ:PLMR) (“Palomar” or “Company”) reported net income of $17.3 million, or $0.68 per diluted share, for the first quarter of 2023 compared to net income of $14.5 million, or $0.56 per diluted share, for the first quarter of 2022. Adjusted net income(1) was $20.4 million, or $0.80 per diluted share, for the first quarter of 2023 as compared to $18.6 million, or $0.72 per diluted share, for the first quarter of 2022. Effective December 31, 2022, the Company adjusts for net realized and unrealized gains and losses when calculating and presenting adjusted net income, diluted adjusted earnings per share, and adjusted return on equity. All prior period amounts have been adjusted accordingly.

First Quarter 2023 Highlights

●	Gross written premiums increased by 46.3% to $250.1 million compared to $170.9 million in the first quarter of 2022
●	Net income of $17.3 million, compared to $14.5 million in the first quarter of 2022
●	Adjusted net income(1) of $20.4 million, compared to $18.6 million in the first quarter of 2022
●	Total loss ratio of 24.8% compared to 19.7% in the first quarter of 2022
●	Combined ratio of 77.9% compared to 76.5% in the first quarter of 2022
●	Adjusted combined ratio(1) of 73.3%, compared to 72.1%, in the first quarter of 2022
●	Annualized return on equity of 17.5%, compared to 15.0% in the first quarter of 2022
●	Annualized adjusted return on equity(1) of 20.7%, compared to 19.2% in the first quarter of 2022

(1)See discussion of “Non-GAAP and Key Performance Indicators” below.

Mac Armstrong, Chairman and Chief Executive Officer, commented, “Following a record year in 2022, I am pleased with the strong start to 2023. Our first quarter results demonstrate continued momentum in our business and further execution of our Palomar 2X strategy. Highlights for the quarter include gross written premium growth of 46%, an adjusted combined ratio of 73.3%, and an adjusted return on equity of 20.7%. Importantly, these results were achieved even with elevated catastrophe activity during the quarter.”

Mr. Armstrong continued, “Additionally, in March we secured approximately $188 million of incremental excess of loss (“XOL”) limit providing support for further growth in our core earthquake business. Pricing for the recent XOL placement was in line with budgeted expectations and as a result, we remain confident in our ability to deliver our full-year target of $86 million to $90 million of adjusted net income.”

Underwriting Results

Gross written premiums increased 46.3% to $250.1 million compared to $170.9 million in the first quarter of 2022, while net earned premiums increased 9.5% compared to the prior year’s first quarter.

Losses and loss adjustment expenses for the first quarter were $20.7 million including $18.9 million of non-catastrophe attritional losses, and $1.8 million of catastrophe losses from the California flood activity during the first quarter offset slightly by favorable prior period development of catastrophe losses. The loss ratio for the quarter was 24.8%, comprised of a catastrophe loss ratio(1) of 2.2% and an attritional loss ratio of 22.6%, compared to a loss ratio of 19.7% during the same period last year comprised of a catastrophe loss ratio(1) of 0.6% and attritional loss ratio of 19.1%.

Underwriting income(1) for the first quarter was $18.4 million resulting in a combined ratio of 77.9% compared to underwriting income of $17.9 million resulting in a combined ratio of 76.5% during the same period last year. The Company’s adjusted underwriting income(1) was $22.2 million resulting in an adjusted combined ratio(1) of 73.3% in the first quarter compared to adjusted underwriting income(1) of $21.2 million and an adjusted combined ratio(1) of 72.1% during the same period last year.

Investment Results

Net investment income increased by 98.5% to $5.1 million compared to $2.6 million in the prior year’s first quarter. The increase was primarily due to higher yields on invested assets and a higher average balance of investments held during the three months ended March 31, 2023 due to cash generated from operations. The weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 3.93 years at March 31, 2023. Cash and invested assets totaled $674.2 million at March 31, 2023. During the first quarter, the Company recorded net realized and unrealized gains of $0.1 million related to its investment portfolio as compared to realized and unrealized losses of $1.3 million in last year’s first quarter.

Tax Rate

The effective tax rate for the three months ended March 31, 2023 was 23.5% compared to 23.8% for the three months ended March 31, 2022. For the current quarter and prior year quarter, the Company’s income tax rate differed from the statutory rate due primarily to the non-deductible executive compensation expense, offset slightly by the tax impact of the permanent component of employee stock option exercises.

Stockholders’ Equity and Returns

Stockholders' equity was $404.6 million at March 31, 2023, compared to $380.4 million at March 31, 2022. For the three months ended March 31, 2023, the Company’s annualized return on equity was 17.5% compared to 15.0% for the same period in the prior year while adjusted return on equity(1) was 20.7% compared to 19.2% for the same period in the prior year. During the current quarter, the Company repurchased 134,680 shares for $6.8 million of the Company’s previously announced $100 million share repurchase authorization. As of March 31, 2023, $58.8 million remains available for future repurchases.

Full Year 2023 Outlook

For the full year 2023, the Company expects to achieve adjusted net income of $86 million to $90 million.  This includes catastrophe losses incurred in the first quarter of approximately $1.8 million.  The expected results do not include any additional catastrophe losses.

Conference Call

As previously announced, Palomar will host a conference call Thursday May 4, 2023, to discuss its first quarter 2023 results at 12:00 p.m. (Eastern Time). The conference call can be accessed live by dialing 1-877-423-9813 or for international callers, 1-201-689-8573, and requesting to be joined to the Palomar First Quarter 2023 Earnings Conference Call. A replay will be available starting at 4:00 p.m. (Eastern Time) on May 4, 2023, and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13737957. The replay will be available until 11:59 p.m. (Eastern Time) on May 11, 2023.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at http://ir.palomarspecialty.com/. The online replay will remain available for a limited time beginning immediately following the call.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc. and Palomar Excess and Surplus Insurance Company (“PESIC”). Palomar is an innovative insurer serving residential and commercial clients in specialty markets including the market for earthquake insurance. Palomar’s insurance subsidiaries, Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., and Palomar Excess and Surplus Insurance Company, have a financial strength rating of “A-” (Excellent) from A.M. Best.

To learn more, visit PLMR.com.

Non-GAAP and Key Performance Indicators

Palomar discusses certain key performance indicators, described below, which provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance.

Underwriting revenue is a non-GAAP financial measure defined as total revenue, excluding net investment income and net realized and unrealized gains and losses on investments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of total revenue calculated in accordance with GAAP to underwriting revenue.

Underwriting income is a non-GAAP financial measure defined as income before income taxes excluding net investment income, net realized and unrealized gains and losses on investments, and interest expense. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of income before income taxes calculated in accordance with GAAP to underwriting income.

Adjusted net income is a non-GAAP financial measure defined as net income excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. Palomar calculates the tax impact only on adjustments which would be included in calculating the Company’s income tax expense using the estimated tax rate at which the company received a deduction for these adjustments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of net income calculated in accordance with GAAP to adjusted net income.

Annualized Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Annualized adjusted return on equity is a non-GAAP financial measure defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of return on equity calculated using unadjusted GAAP numbers to adjusted return on equity.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses, to net earned premiums.

Expense ratio, expressed as a percentage, is the ratio of acquisition and other underwriting expenses, net of commission and other income to net earned premiums.

Combined ratio is defined as the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Adjusted combined ratio is a non-GAAP financial measure defined as the sum of the loss ratio and the expense ratio calculated excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of combined ratio calculated using unadjusted GAAP numbers to adjusted combined ratio.

Diluted adjusted earnings per share is a non-GAAP financial measure defined as adjusted net income divided by the weighted-average common shares outstanding for the period, reflecting the dilution which could occur if equity-based awards are converted into common share equivalents as calculated using the treasury stock method. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of diluted earnings per share calculated in accordance with GAAP to diluted adjusted earnings per share.

Catastrophe loss ratio is a non-GAAP financial measure defined as the ratio of catastrophe losses to net earned premiums. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of loss ratio calculated using unadjusted GAAP numbers to catastrophe loss ratio.

Adjusted combined ratio excluding catastrophe losses is a non-GAAP financial measure defined as adjusted combined ratio excluding the impact of catastrophe losses.  See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of combined ratio calculated using unadjusted GAAP numbers to adjusted combined ratio excluding catastrophe losses.

Adjusted underwriting income is a non-GAAP financial measure defined as underwriting income excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of income before income taxes calculated in accordance with GAAP to adjusted underwriting income.

Tangible stockholders’ equity is a non-GAAP financial measure defined as stockholders’ equity less intangible assets. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of stockholders’ equity calculated in accordance with GAAP to tangible stockholders’ equity.

Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact

Media Inquiries

Lindsay Conner

1-551-206-6217

lconner@plmr.com

Investor Relations

Jamie Lillis

1-203-428-3223

investors@plmr.com

Source: Palomar Holdings, Inc.

Summary of Operating Results:

The following table summarizes the Company’s results for the three months ended March 31, 2023 and 2022:

	Three months ended
	March 31,
	2023	2022	Change	% Change

	($ in thousands, except per share data)
Gross written premiums	$250,112	$170,934	$79,178	46.3%
Ceded written premiums	(170,344)	(89,552)	(80,792)	90.2%
Net written premiums	79,768	81,382	(1,614)	(2.0)%
Net earned premiums	83,241	76,032	7,209	9.5%
Commission and other income	695	777	(82)	(10.6)%
Total underwriting revenue (1)	83,936	76,809	7,127	9.3%
Losses and loss adjustment expenses	20,652	14,954	5,698	38.1%
Acquisition expenses, net of ceding commissions and fronting fees	25,679	28,054	(2,375)	(8.5)%
Other underwriting expenses	19,222	15,925	3,297	20.7%
Underwriting income (1)	18,383	17,876	507	2.8%
Interest expense	(1,020)	(93)	(927)	NM
Net investment income	5,120	2,579	2,541	98.5%
Net realized and unrealized gains (losses) on investments	146	(1,278)	1,424	(111.4)%
Income before income taxes	22,629	19,084	3,545	18.6%
Income tax expense	5,316	4,547	769	16.9%
Net income	$17,313	$14,537	$2,776	19.1%
Adjustments:
Net realized and unrealized (gains) losses on investments(2)	(146)	1,278	(1,424)	(111.4)%
Expenses associated with transactions	—	86	(86)	(100.0)%
Stock-based compensation expense	3,450	2,760	690	25.0%
Amortization of intangibles	313	315	(2)	(0.6)%
Expenses associated with catastrophe bond	50	200	(150)	(75.0)%
Tax impact	(540)	(592)	52	(8.8)%
Adjusted net income (1)(2)	$20,440	$18,584	$1,856	10.0%
Key Financial and Operating Metrics
Annualized return on equity	17.5%	15.0%
Annualized adjusted return on equity (1)	20.7%	19.2%
Loss ratio	24.8%	19.7%
Expense ratio	53.1%	56.8%
Combined ratio	77.9%	76.5%
Adjusted combined ratio (1)	73.3%	72.1%
Diluted earnings per share	$0.68	$0.56
Diluted adjusted earnings per share (1)	$0.80	$0.72
Catastrophe losses	$1,806	$481
Catastrophe loss ratio (1)	2.2%	0.6%
Adjusted combined ratio excluding catastrophe losses (1)	71.2%	71.4%
Adjusted underwriting income (1)	$22,196	$21,237	$959	4.5%
NM - not meaningful

(1)- Indicates Non-GAAP financial measure- see above for definition of Non-GAAP financial measures and see below for reconciliation of Non-GAAP financial measures to their most directly comparable measures prepared in accordance with GAAP.

(2)- We now include the impact of net realized and unrealized losses and gains on investments as an adjustment to our net income. As this line is primarily driven by equity market fluctuations rather than our underlying business performance, we believe adding this adjustment provides a more meaningful comparison of our performance. We have also changed the prior year adjusted net income to conform to this presentation.

Condensed Consolidated Balance sheets

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except shares and par value data)

	March 31,	December 31,
	2023	2022
	(Unaudited)
Assets
Investments:
Fixed maturity securities available for sale, at fair value (amortized cost: $594,736 in 2023; $561,580 in 2022)	$554,489	$515,064
Equity securities, at fair value (cost: $42,352 in 2023; $42,352 in 2022)	39,356	38,576
Total investments	593,845	553,640
Cash and cash equivalents	80,295	68,108
Restricted cash	65	56
Accrued investment income	4,077	3,777
Premiums receivable	187,910	162,858
Deferred policy acquisition costs, net of ceding commissions and fronting fees	54,187	56,740
Reinsurance recoverable on paid losses and loss adjustment expenses	45,801	39,718
Reinsurance recoverable on unpaid losses and loss adjustment expenses	183,601	153,895
Ceded unearned premiums	232,425	204,084
Prepaid expenses and other assets	41,291	44,088
Deferred tax assets, net	9,005	10,622
Property and equipment, net	540	603
Intangible assets, net	7,948	8,261
Total assets	$1,440,990	$1,306,450
Liabilities and stockholders' equity
Liabilities:
Accounts payable and other accrued liabilities	$19,401	$25,760
Reserve for losses and loss adjustment expenses	264,967	231,415
Unearned premiums	496,182	471,314
Ceded premium payable	173,035	146,127
Funds held under reinsurance treaty	11,356	10,680
Borrowings from credit agreements	71,400	36,400
Total liabilities	1,036,341	921,696
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 24,942,196 and 25,027,467 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	3	3
Additional paid-in capital	337,492	333,558
Accumulated other comprehensive loss	(31,041)	(36,515)
Retained earnings	98,195	87,708
Total stockholders' equity	404,649	384,754
Total liabilities and stockholders' equity	$1,440,990	$1,306,450

Condensed Consolidated Income Statement

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (loss) (Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2023	2022
Revenues:
Gross written premiums	$250,112	$170,934
Ceded written premiums	(170,344)	(89,552)
Net written premiums	79,768	81,382
Change in unearned premiums	3,473	(5,350)
Net earned premiums	83,241	76,032
Net investment income	5,120	2,579
Net realized and unrealized gains (losses) on investments	146	(1,278)
Commission and other income	695	777
Total revenues	89,202	78,110
Expenses:
Losses and loss adjustment expenses	20,652	14,954
Acquisition expenses, net of ceding commissions and fronting fees	25,679	28,054
Other underwriting expenses	19,222	15,925
Interest expense	1,020	93
Total expenses	66,573	59,026
Income before income taxes	22,629	19,084
Income tax expense	5,316	4,547
Net income	17,313	14,537
Other comprehensive income (loss), net:
Net unrealized gains (losses) on securities available for sale	5,474	(18,463)
Net comprehensive income (loss)	$22,787	$(3,926)
Per Share Data:
Basic earnings per share	$0.69	$0.57
Diluted earnings per share	$0.68	$0.56

Weighted-average common shares outstanding:
Basic	24,969,703	25,362,179
Diluted	25,442,902	25,899,290

Underwriting Segment Data

The Company has a single reportable segment and offers primarily property and casualty insurance products. Gross written premiums (GWP) by product, location and company are presented below:

	Three Months Ended March 31,
	2023		2022

	($ in thousands)
		% of		% of
	Amount	GWP	Amount	GWP
Product
Fronting Premiums	$91,755	36.7%	$29,845	17.5%
Residential Earthquake	55,725	22.3%	46,336	27.1%
Commercial Earthquake	37,770	15.1%	25,144	14.7%
Inland Marine	31,049	12.4%	18,237	10.7%
Casualty	11,733	4.7%	5,007	2.9%
Commercial All Risk	8,376	3.3%	11,210	6.6%
Hawaii Hurricane	8,073	3.2%	6,914	4.0%
Residential Flood	4,235	1.7%	2,993	1.8%
Specialty Homeowners	(59)	—%	16,284	9.5%
Other	1,455	0.6%	8,964	5.2%
Total Gross Written Premiums	$250,112	100.0%	$170,934	100.0%

	Three Months Ended March 31,
	2023		2022

	($ in thousands)
		% of		% of
	Amount	GWP	Amount	GWP
State
California	$131,889	52.7%	$68,718	40.2%
Texas	23,210	9.3%	18,979	11.1%
Florida	12,096	4.8%	4,962	2.9%
Washington	11,972	4.8%	6,881	4.0%
Hawaii	10,105	4.0%	8,540	5.0%
Oregon	6,780	2.7%	4,373	2.6%
Illinois	4,702	1.9%	4,273	2.5%
New York	3,871	1.5%	2,380	1.4%
Other	45,487	18.3%	51,828	30.3%
Total Gross Written Premiums	$250,112	100.0%	$170,934	100.0%

	Three Months Ended March 31,
	2023		2022

	($ in thousands)
		% of		% of
	Amount	GWP	Amount	GWP
Subsidiary
PSIC	$150,704	60.3%	$104,004	60.8%
PESIC	99,408	39.7%	66,930	39.2%
Total Gross Written Premiums	$250,112	100.0%	$170,934	100.0%

Gross and net earned premiums

The table below shows the amount of premiums the Company earned on a gross and net basis and the Company’s net earned premiums as a percentage of gross earned premiums for each period presented:

	Three Months Ended
	March 31,
	2023	2022	Change	% Change

	($ in thousands)
Gross earned premiums	$225,243	$138,924	$86,319	62.1%
Ceded earned premiums	(142,002)	(62,892)	(79,110)	125.8%
Net earned premiums	$83,241	$76,032	$7,209	9.5%

Net earned premium ratio	37.0%	54.7%

Loss detail

	Three Months Ended
	March 31,
	2023	2022	Change	% Change

	($ in thousands)
Catastrophe losses	$1,806	$481	$1,325	275.5%
Non-catastrophe losses	18,846	14,473	4,373	30.2%
Total losses and loss adjustment expenses	$20,652	$14,954	$5,698	38.1%

The following table represents a reconciliation of changes in the ending reserve balances for losses and loss adjustment expenses:

	Three Months Ended March 31,
	2023	2022

	(in thousands)
Reserve for losses and LAE net of reinsurance recoverables at beginning of period	$77,520	$45,419
Add: Incurred losses and LAE, net of reinsurance, related to:
Current year	17,300	13,449
Prior years	3,352	1,505
Total incurred	20,652	14,954
Deduct: Loss and LAE payments, net of reinsurance, related to:
Current year	1,393	1,490
Prior years	15,413	7,497
Total payments	16,806	8,987
Reserve for losses and LAE net of reinsurance recoverables at end of period	81,366	51,386
Add: Reinsurance recoverables on unpaid losses and LAE at end of period	183,601	113,726
Reserve for losses and LAE gross of reinsurance recoverables on unpaid losses and LAE at end of period	$264,967	$165,112

Reconciliation of Non-GAAP Financial Measures

For the three months and year ended March 31, 2023 and 2022, the Non-GAAP financial measures discussed above reconcile to their most comparable GAAP measures as follows:

Underwriting revenue

	Three Months Ended
	March 31,
	2023	2022

	(in thousands)
Total revenue	$89,202	$78,110
Net investment income	(5,120)	(2,579)
Net realized and unrealized (gains) losses on investments	(146)	1,278
Underwriting revenue	$83,936	$76,809

Underwriting income and adjusted underwriting income

	Three Months Ended
	March 31,
	2023	2022

	(in thousands)
Income before income taxes	$22,629	$19,084
Net investment income	(5,120)	(2,579)
Net realized and unrealized (gains) losses on investments	(146)	1,278
Interest expense	1,020	93
Underwriting income	$18,383	$17,876
Expenses associated with transactions	—	86
Stock-based compensation expense	3,450	2,760
Amortization of intangibles	313	315
Expenses associated with catastrophe bond	50	200
Adjusted underwriting income	$22,196	$21,237

Adjusted net income

	Three Months Ended
	March 31,
	2023	2022

	(in thousands)
Net income	$17,313	$14,537
Adjustments:
Net realized and unrealized (gains) losses on investments	(146)	1,278
Expenses associated with transactions	—	86
Stock-based compensation expense	3,450	2,760
Amortization of intangibles	313	315
Expenses associated with catastrophe bond	50	200
Tax impact	(540)	(592)
Adjusted net income	$20,440	$18,584

Annualized adjusted return on equity

	Three Months Ended
	March 31,
	2023	2022

	($ in thousands)

Annualized adjusted net income	$81,761	$74,336
Average stockholders' equity	$394,701	$387,284
Annualized adjusted return on equity	20.7%	19.2%

Adjusted combined ratio

	Three Months Ended
	March 31,
	2023	2022

	($ in thousands)
Numerator: Sum of losses and loss adjustment expenses, acquisition expenses, and other underwriting expenses, net of commission and other income	$64,858	$58,156
Denominator: Net earned premiums	$83,241	$76,032
Combined ratio	77.9%	76.5%
Adjustments to numerator:
Expenses associated with transactions	$—	$(86)
Stock-based compensation expense	(3,450)	(2,760)
Amortization of intangibles	(313)	(315)
Expenses associated with catastrophe bond	(50)	(200)
Adjusted combined ratio	73.3%	72.1%

Diluted adjusted earnings per share

	Three Months Ended
	March 31,
	2023	2022

	(in thousands, except per share data)

Adjusted net income	$20,440	$18,584
Weighted-average common shares outstanding, diluted	25,442,902	25,899,290
Diluted adjusted earnings per share	$0.80	$0.72

Catastrophe loss ratio

	Three Months Ended
	March 31,
	2023	2022

	($ in thousands)
Numerator: Losses and loss adjustment expenses	$20,652	$14,954
Denominator: Net earned premiums	$83,241	$76,032
Loss ratio	24.8%	19.7%

Numerator: Catastrophe losses	$1,806	$481
Denominator: Net earned premiums	$83,241	$76,032
Catastrophe loss ratio	2.2%	0.6%

Adjusted combined ratio excluding catastrophe losses

	Three Months Ended
	March 31,
	2023	2022

	($ in thousands)
Numerator: Sum of losses and loss adjustment expenses, acquisition expenses, and other underwriting expenses, net of commission and other income	$64,858	$58,156
Denominator: Net earned premiums	$83,241	$76,032
Combined ratio	77.9%	76.5%
Adjustments to numerator:
Expenses associated with transactions	$—	$(86)
Stock-based compensation expense	(3,450)	(2,760)
Amortization of intangibles	(313)	(315)
Expenses associated with catastrophe bond	(50)	(200)
Catastrophe losses	(1,806)	(481)
Adjusted combined ratio excluding catastrophe losses	71.2%	71.4%

Tangible Stockholders’ equity

	March 31,	December 31,
	2023	2022

	(in thousands)
Stockholders' equity	$404,649	$384,754
Intangible assets	(7,948)	(8,261)
Tangible stockholders' equity	$396,701	$376,493